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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in the Registration Statement of Kilroy Realty Corporation on Form S-3 of our report dated March 10, 1999, appearing in the Annual Report on Form 10-K/A of Kilroy Realty Corporation for the year ended December 31, 1998 and our report on the combined historical summary of certain revenues and certain expenses of the April 1998 Acquisition for the year ended December 31, 1997 dated June 12, 1998 appearing in the Kilroy Realty Corporation Current Report on Form 8-K dated April 10, 1998, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

                                          /s/ Deloitte & Touche LLP

Los Angeles, California
October 13, 1999